Exhibit 99.1

1870 Crown Drive

Dallas, TX  75234

214-561-7500

Fax:  (214) 561-7499

For immediate release

For further information contact:

Ray Schmitz

Vice President and Chief Financial Officer

(214) 561-7503

ray.schmitz@dynamex.com

DYNAMEX ANNOUNCES THIRD QUARTER

FISCAL YEAR 2005 RESULTS

Third Quarter Highlights:

•                  Sales increase 10.5% to $82 million.

•                  Operating income increases 16% to $4.9 million.

•                  Long-term debt reduced by $2.0 million (34%) to $3.8 million.

June 1, 2005 — Dallas, Texas — Dynamex Inc. (NASDAQ:DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $2.7 million or $0.23 diluted earnings per common share for the FY 2005 third quarter compared to $2.3 million or $0.20 diluted earnings per common share in the prior year.  The current year quarter includes an income tax adjustment of approximately $430,000 due to an increase in estimated state income taxes. The prior year quarter includes a pre-tax interest charge of approximately $450,000 ($290,000 after-tax) to write-off the remaining balance of unamortized deferred financing costs associated with the bank credit facility that was refinanced.

Sales increased 10.5% to $82 million in the FY 2005 third quarter compared to the prior year. Excluding the impact of exchange rate fluctuations between the Canadian dollar and the U.S. dollar, sales increased 7.7%. The current year had one less business day than the prior year.  Excluding exchange rate fluctuations, sales per day increased 9.4% in the current year quarter versus the prior year.

Selling, general and administrative (“SG&A”) expenses increased 10.2% to $17.7 million in the FY 2005 third quarter compared to the prior year period.  Excluding the impact of changes in the Canadian/U.S. exchange rate, SG&A increased 7.6%. As a percentage of sales, SG&A expenses were 21.6% in FY 2005 compared to 21.7% in the prior year.  Approximately 25% of the year-over-year dollar increase is attributable to changes in the Canadian/U.S. exchange rate.  The remaining increase is primarily attributable to personnel hired to manage and operate new business added over the last year, increases in sales management and staff along with associated recruiting costs and Sarbanes-Oxley compliance costs including additional IT personnel, third-party assistance and incremental audit fees.

Operating income increased to $4.9 million in the current year quarter, an increase of 16.4% over the prior year quarter. This increase is primarily attributable to higher sales from new business added over the last four quarters.

Income tax expense was $2.2 million, 44% of income before taxes in the current year quarter compared to $1.4 million, 37% of income before taxes in the prior year. The current year quarter includes a “true-up” of FY 2004 state tax expense based on actual tax returns plus an adjustment to the estimated tax rate for FY 2005 based on those returns. The estimated effective state income tax rate was adjusted to account for increased net income in states that generally have a higher income tax rate.

Third Quarter Highlights

“During the past quarter we continued to heavily invest in and expand our sales force in order to accelerate our growth rate and further capitalize on our large opportunity in the transportation and logistics marketplace.” said Dynamex Chairman and CEO, Rick McClelland. “Our sales headcount currently totals approximately 115 people including 20 individuals working on the national accounts team who focus on our new business pipeline, which remains very strong.  This is an increase of 17% in total and 43% in the national account team headcount since early November 2004.

“As well, we hired experienced sales executives to run the day-to-day sales activities in the United States and Canada,” added McClelland. “These individuals have extensive backgrounds and experience managing large sales organizations with major transportation companies.

“The investment in our sales force put pressure on our margins during the quarter, but a strong organic growth rate is right at the core of our strategy and this is the right time to invest in our mid-to-long term future,” said McClelland.

“Other factors that put pressure on our margins included the continued change in business mix, the effects of helping certain existing clients optimize distribution routes that we manage, higher state income taxes and public company compliance costs.

“Our third quarter results were measurably better than a year ago but we intend to deliver stronger results. Therefore, we have implemented several cost savings and containment initiatives along with a number of price increases which will take effect during our fourth quarter,” McClelland continued.  “These initiatives include reducing direct and third party transportation costs, consolidation of certain operations and selective staff reductions. These actions should generate savings equal to 1%-2% of sales when fully implemented.

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“Our financial performance and position has never been better,” McClelland concluded.  In addition to across-the-board improvements in our quarterly financial results, we reduced our long-term debt by $2.0 million to $3.8 million.  We are working very hard on behalf of our shareholders to deliver even better results going forward.”

Long-Term Debt

Total long-term debt was $3.8 million at April 30, 2005 compared to $5.8 million at January 31, 2005 and $10.0 million at July 31, 2004.  The Company expects the remaining balance of outstanding debt to be repaid by the end of this fiscal year.

Margins

The gross margin was 28.1% of sales in both the current year and prior year quarters.  Purchased transportation increased to 64.4% of sales this year from 62.7% last year as a result of customers’ demands for cost reductions and the change in business mix as on-demand sales declined as a percentage of total sales from 40% last year to 38% in the most recent quarter.  Other direct costs were $6.1 million, 7.5% of sales this year compared to 9.2% in the prior year.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $5.4 million, a 13.7% increase over the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 8 of this release).  EBITDA, as a percentage of sales, was 6.6%, up from 6.4% in the prior year primarily due to increased gross profit from higher sales.

Depreciation and Amortization

Depreciation and amortization (“D&A”) in the third quarter 2005 decreased to $414,000 from $474,000 in the third quarter of 2004, due in large part, to lower levels of capital expenditures in recent years.  As a percent of sales, D&A was 0.5% compared to 0.6% in the prior year.

Interest Expense

Interest expense for the three months ended April 30, 2005 was $90,000, $524,000 below the prior year period.  This decrease is primarily attributable to the write-off last year of the remaining balance of unamortized deferred financing costs of approximately $450,000 associated with the bank credit facility that was refinanced and lower outstanding debt.

Outlook

The following outlook for FY 2005 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.

The Company expects year-over-year sales growth of between 9% and 11% for fiscal year 2005.

The gross profit margin is expected to improve slightly in the fourth quarter from the current level as the Company implements a number of cost reduction initiatives.

The effective income tax rate is expected to be approximately 39.5% in the FY 2005 fourth quarter.

The Company expects FY 2005 net income to range from $0.96 to $1.01 per fully diluted share.

Investor Call

The Company will host an investor conference call on Thursday, June 2, 2005 at 10:00 a.m. Central Time.  All interested parties may access the call Toll-Free at 1-877-407-9039.  A participant will need the following information to access the conference call:  Company name – “Dynamex”.  A telephone replay of the conference call will be available through June 9, 2005 at Toll-Free 1-877-660-6853, enter Account Number 3055 and Conference ID Number 150954.

The conference call will also be available on the Internet through CCBN’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.

*          *          *

Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada.  Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects.  Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry.  These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission.  In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.  Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

DYNAMEX INC.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	April 30, 2005	July 31, 2004
	(Unaudited)
ASSETS
CURRENT
Cash and cash equivalents	$8,064	$7,927
Accounts receivable (net of allowance for doubtful accounts of $701 and $751, respectively)	32,246	27,355
Prepaid and other current assets	3,126	1,825
Deferred income taxes	1,933	2,359
Total current assets	45,369	39,466

PROPERTY AND EQUIPMENT - net	5,103	4,731
GOODWILL	45,819	45,271
INTANGIBLES - net	515	475
DEFERRED INCOME TAXES	8,259	10,910
OTHER	1,506	1,219
Total assets	$106,571	$102,072

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable trade	$6,857	$5,910
Accrued liabilities	15,562	16,852
Total current liabilities	22,419	22,762

LONG-TERM DEBT	3,809	10,000
Total liabilities	26,228	32,762

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 11,586 and 11,435 outstanding, respectively	116	114
Additional paid-in capital	76,854	75,309
Retained earnings (deficit)	1,048	(7,417)
Accumulated other comprehensive income	2,325	1,304
Total stockholders’ equity	80,343	69,310
Total liabilities and stockholders’ equity	$106,571	$102,072

DYNAMEX INC.

Condensed Statements of Consolidated Operations

(in thousands except per share data)

(Unaudited)

	Three months ended April 30,		Nine months ended April 30,
	2005	2004	2005	2004

Sales	$81,778	$74,016	$236,986	$213,465

Cost of sales:
Purchased transportation	52,649	46,401	151,597	133,883
Other direct costs	6,116	6,846	18,883	19,920
Cost of sales	58,765	53,247	170,480	153,803

Gross profit	23,013	20,769	66,506	59,662

Selling, general and administrative expenses:
Salaries and employee benefits	12,075	11,450	35,668	33,530
Other	5,608	4,600	15,613	14,089
Selling, general and administrative expenses	17,683	16,050	51,281	47,619

Depreciation and amortization	414	474	1,159	1,453
Gain on disposal of property and equipment	(24)	—	(21)	(20)

Operating income	4,940	4,245	14,087	10,610

Interest expense	90	614	363	1,268
Other income, net	(46)	(30)	(150)	(134)

Income before income taxes	4,896	3,661	13,874	9,476

Income taxes	2,166	1,361	5,410	(294)

Net income	$2,730	$2,300	$8,464	$9,770

Basic earnings per common share:	$0.24	$0.20	$0.73	$0.87

Diluted earnings per common share:	$0.23	$0.20	$0.72	$0.85

Weighted average shares:
Common shares outstanding	11,586	11,351	11,525	11,285
Adjusted common shares - assuming exercise of stock options	11,832	11,631	11,765	11,538

DYNAMEX INC.

Condensed Statements of Consolidated Operations

Items as a Percentage of Sales

(Unaudited)

	Three months ended April 30,		Nine months ended April 30,
	2005	2004	2005	2004

Sales	100.0%	100.0%	100.0%	100.0%

Cost of sales:
Purchased transportation	64.4%	62.7%	64.0%	62.7%
Other direct costs	7.5%	9.2%	8.0%	9.3%
Cost of sales	71.9%	71.9%	72.0%	72.0%

Gross profit	28.1%	28.1%	28.0%	28.0%

Selling, general and administrative expenses:
Salaries and employee benefits	14.8%	15.5%	15.0%	15.7%
Other	6.8%	6.2%	6.6%	6.6%
Selling, general and administrative expenses	21.6%	21.7%	21.6%	22.3%

Depreciation and amortization	0.5%	0.6%	0.5%	0.7%
Gain on disposal of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income	6.0%	5.8%	5.9%	5.0%

Interest expense	0.1%	0.8%	0.2%	0.6%
Other income, net	-0.1%	0.0%	-0.1%	-0.1%

Income before income taxes	6.0%	5.0%	5.8%	4.5%

Income taxes	2.7%	1.8%	2.3%	-0.1%

Net income	3.3%	3.2%	3.5%	4.6%

DYNAMEX INC.

Additional Information

(in thousands)

(Unaudited)

	Three months ended April 30,		Nine months ended April 30,
	2005	2004	2005	2004
Reconciliation of Non-GAAP Financial Measures:
Net income	$2,730	$2,300	$8,464	$9,770
Adjustments:
Income tax expense	2,166	1,361	5,410	(294)
Interest expense	90	614	363	1,268
Depreciation	414	474	1,159	1,453
EBITDA	$5,400	$4,749	$15,396	$12,197
EBITDA margin	6.6%	6.4%	6.5%	5.7%

	Three months ended April 30,
	2005		2004
Sales by service type:
On demand	$31,188	38.1%	$29,458	39.8%
Scheduled/distribution	25,346	31.0%	21,058	28.5%
Outsourcing	25,244	30.9%	23,500	31.7%
Total sales	$81,778	100.0%	$74,016	100.0%

Sales by country:
United States	$54,689	66.9%	$50,121	67.7%
Canada	27,089	33.1%	23,895	32.3%
Total sales	$81,778	100.0%	$74,016	100.0%

	Nine months ended April 30,
	2005		2004
Sales by service type:
On demand	$92,594	39.1%	$88,014	41.2%
Scheduled/distribution	70,952	29.9%	58,960	27.6%
Outsourcing	73,440	31.0%	66,491	31.2%
Total sales	$236,986	100.0%	$213,465	100.0%

Sales by country:
United States	$157,673	66.5%	$142,212	66.6%
Canada	79,313	33.5%	71,253	33.4%
Total sales	$236,986	100.0%	$213,465	100.0%

DYNAMEX INC.

Condensed Statements of Consolidated Cash Flows

(in thousands)

(Unaudited)

	Nine months ended April 30,
	2005	2004
OPERATING ACTIVITIES
Net income	$8,464	$9,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,159	1,453
Amortization of deferred bank financing fees	26	602
Provision for losses on accounts receivable	344	626
Stock option compensation	355	251
Deferred income taxes	3,076	(2,060)
Tax benefit realized by exercise of stock options	126	—
Gain on disposal of property and equipment	(21)	(20)
Changes in current operating assets and liabilities:
Accounts receivable	(5,235)	(4,975)
Prepaids and other current assets	(1,292)	404
Accounts payable and accrued liabilities	(340)	(1,265)
Net cash provided by operating activities	6,662	4,786

INVESTING ACTIVITIES
Purchase of property and equipment	(1,450)	(1,516)
Cash payment for acquisition	(100)	—
Proceeds from sale of property and equipment	29	12
Purchase of investments	(270)	—
Net cash used in investing activities	(1,791)	(1,504)

FINANCING ACTIVITIES
Principal payments on long-term debt	—	(2,979)
Net payments under line of credit	(6,201)	(1,100)
Proceeds from stock option exercise	1,065	593
Other assets and deferred financing fees	(2)	(652)
Net cash used in financing activities	(5,138)	(4,138)

EFFECT OF EXCHANGE RATES ON CASH	404	97

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	137	(759)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	7,927	4,338
CASH AND CASH EQUIVALENTS, END OF YEAR	$8,064	$3,579

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$341	$710
Cash paid for taxes	$2,354	$1,593

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